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March 21, 1997



IDS Market Advantage Series, Inc.
IDS Tower 10
Minneapolis, Minnesota 55440-0010

Gentlemen:

I have examined the Articles of Incorporation and the By-Laws of the Company and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion:

(a) That the Company is a corporation duly organized and existing under the laws of the State of Minnesota with an authorized capital stock of 10,000,000,000 shares, all of $.01 par value, that such shares may be issued as full or fractional shares and that on January 31, 1997, 143,852,477 shares were issued and outstanding;

(b) That all such authorized shares are, under the laws of the State of Minnesota, redeemable as provided in the Articles of Incorporation of the Company and upon redemption shall have the status of authorized and unissued shares;

(c) That the Company registered on August 30, 1989 an indefinite number of shares pursuant to Rule 24f-2 and is herewith filing a Rule 24f-2 Notice covering the shares during its Fiscal Period ended
     January 31, 1997; and

(d) That shares which were sold at not less than their par value and in accordance with applicable federal and state securities laws were legally issued, fully paid and nonassessable.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Very truly yours,



Leslie L. Ogg
Attorney at Law
901 Marquette Ave. S., Suite 2810
Minneapolis, Minnesota 55402-3268